December 28, 2017
Personal & Confidential
Mr. Daniel W. Campbell
[***]
Dear Dan,
Welcome to the new NCR, a global technology company that runs the everyday transactions that make your life easier.
With a global presence in 180 countries, our employees around the world offer a broad perspective and range of skills that enable our customers to making every customer interaction with their business an exceptional experience.
We are pleased to present you with this revised offer of employment at NCR. I am certain you will be the transformational leader we need for NCR's Global Sales organization.
On behalf of NCR, we look forward to you joining us.
Employer (Legal Entity):
NCR Corporation (the ‘Company')
Position:
Executive Vice President — NCR Global Sales; and upon joining NCR you will be appointed as a Section 16 Executive Officer of the Company by the NCR Board of Directors.
Job Grade:
This position is a Grade 22
Reporting To:
Mark Benjamin, President and Chief Operating Officer

Business Unit:
NCR Chief Operating Officer (COO) Organization
Office Location:
Atlanta, Georgia Office
Start Date:
Your employment with NCR will commence on a mutually agreeable day, which is expected to occur on or before February 5, 2018.
Base Salary:
Your annual base salary will be US$575,000 commencing on your start date. We operate our payroll on a bi-weekly pay schedule where you will be paid two weeks' salary seven (7) days following the close of each pay cycle.
Management Incentive Plan:
Effective on your start date you will participate in NCR's Management Incentive Plan (MIP) subject to the terms of the Plan. The Plan is an annual bonus program with a payout that varies based on NCR's results, your organization's results, and your individual performance; it is payable in the first calendar quarter following the plan year.
Your MIP target incentive opportunity will be 100% of your annual base salary (with a maximum potential payout equal to 3 times your target incentive opportunity), where the payout will be based on NCR Global Sales' achievement of its annual "Core Financial Measures" and certain MBOs that will be established for you each plan year.
You will also participate in the Customer Success component of the MIP, representing a target incentive opportunity equal to 10% of your annual base salary (with a maximum potential payout equal to 10% of your annual base salary, which operates as a "make or miss" opportunity), where the payout will be linked to NCR's overall achievement of our annual Customer Loyalty goals.
Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Compensation and Human Resource Committee of the NCR Board of Directors (hereinafter, the "Committee").

Cash Sign-on Bonus:
Subject to your acceptance of this offer you will receive a one-time, Cash Sign-on Bonus in the amount of US$150,000 (less applicable taxes and other payroll deductions). Your Cash Sign-on Bonus will be payable to you within thirty (30) days after your start date with NCR.
Please note that if you resign from NCR for any reason within twelve (12) months of your first day of employment with NCR, you will be required to repay any Cash Sign-on Bonus payment you receive in the full amount within sixty (60) days of your resignation from NCR.
Long Term Incentive (LTI) Equity Awards:
Subject to your acceptance of this offer and approval by the Committee, you will receive a New Hire LTI Equity Award with a total value equal to US$3,000,000, to be delivered in the form of NCR's Single-Metric, Performance-Based Restricted Stock Units, where the payout will be determined based on NCR's achievement of a "make-or-miss" performance goal for the 2018 performance year as established by the Committee. The effective date (or "Grant Date") of your New Hire LTI Equity Award will be the later of the first calendar day of the month following your start date or March 1, 2018, and will vest evenly over three (3) years (1/3rd per year) on each anniversary of the Grant Date.
Effective for 2018 you will also be eligible to participate in NCR's Annual LTI equity award program that typically occurs each year in February. Included as part of your offer is our commitment that you will receive a 2018 Annual LTI equity award with a total grant value of no less than US$1,500,000, subject to approval by the Committee. NCR Annual LTI Equity Awards for Executive Officers are typically granted in a combination of NCR Performance-Vesting RSUs (25%) and Performance-Based RSUs (75%) as determined by the Committee.
You must be a current employee of NCR on the Grant Date in order to be eligible to receive any NCR LTI Equity Award. Other terms, including vesting, are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.
Executive Severance Benefits:
As Executive Vice President, you will participate in NCR's Executive Severance Plan. The severance plan provides certain benefits in the event that your employment is involuntarily terminated by NCR other than for "Cause" (as defined below).
In the event of a qualified termination of employment entitling you to benefits under the plan, you will receive a cash severance payment equal to one (1.0) times the sum of your annual base salary and target bonus (as defined in the plan), payment of COBRA premiums for up to eighteen (18) months after the termination date, and Executive Outplacement Services for a period of one year after the termination date.

Further, in the unlikely event that a qualifying termination of employment occurs during the first two years of your employment with NCR, you will receive immediate vesting of the unvested portion of your New Hire LTI Equity Award and the unvested portion of your 2018 Annual LTI Equity Award (where the performance-based portion of such unvested LTI Equity Awards will be determined at the "target" number of shares awarded on the Grant Date).
With respect to the benefits provided under the NCR Executive Severance Plan, "Cause" shall mean termination of employment by the Company in connection with: (A) conviction of the Participant (as defined under the plan) for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (B) dishonesty in the course of fulfilling the Participant's employment duties, (C) failure on the part of the Participant to perform substantially such Participant's employment duties in any material respect, (D) a material violation of the Company's Code of Conduct, or (E) such other events as shall be determined by the Administrator and communicated to the Participant in writing.
In order to receive any severance benefits you are required to execute a general release of all claims in a form acceptable to NCR.
Change-In-Control Severance Plan:
As Executive Vice President, you will also be eligible to participate in NCR's Change in Control (CIC) Severance Plan with a "Tier II" benefit level. Subject to the terms and conditions of the CIC plan, in the event of a qualified termination of employment following a Change-In-Control event (as defined in the plan), you will receive a severance benefit equal to two (2) times the sum of your annual base salary and annual target bonus (as defined in the plan). The CIC plan is subject to amendment or termination by NCR in accordance with the plan terms.
Executive Medical and Financial Planning Allowance:
Further, as Executive Vice President, you will also be eligible to participate in NCR's annual Executive Medical Exam Program and annual Executive Financial Planning Program.
The Executive Medical Exam Program currently provides up to US$5,000 on an annual basis for progressive, diagnostic analysis by NCR's provider of choice. The Executive Financial Planning Program currently provides an annual taxable reimbursement in an amount up to US$12,000 for actual services incurred with respect to your tax and financial planning needs.
Each of these programs are subject to amendment or termination by the Committee.

Executive Relocation Program:
As part of your offer to join NCR, you will be eligible for NCR's Executive Relocation Program, which includes the benefits outlined on the attached Executive Relocation Program Summary.

When the timing is right for you and if mutually agreed, we will initiate your executive relocation process where a Weichert Executive Relocation Counselor will be in contact with you to discuss your personal relocation needs to move you and your family to the Atlanta area.
Vacation/Holidays:
Under NCR's vacation policy you are entitled to receive paid vacation days and holidays. Eligible vacation is based on grade level or years of NCR service, whichever provides the greater benefit.
NCR also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.
Additionally, NCR recognizes the following six (6) days as paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.
Other Terms and Conditions of Employment:
This offer of employment is contingent upon your acceptance of the terms and conditions of employment outlined in this offer letter (and Appendix A), and your passing a drug screen and background check. In addition, this offer is contingent upon your agreement to certain restrictive convents concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law. These covenants are set out in the Non-Competition Agreement included in your offer package, which you must also sign.
This letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.
* * * *         *
Dan, we are very excited about the contributions, experience and knowledge you can bring to NCR. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company's reputation and help NCR complete the transformation needed to deliver on our Vision 2020 strategy.
If you have any questions about this offer or wish to discuss the role further, please do not hesitate to contact either [***] or myself at any time so you can make an informed decision about this opportunity with NCR.

Sincerely,
Mark D. Benjamin
President and Chief Operating Officer
NCR Corporation
Copy to:    Andrea L. Ledford, EVP — Chief Administration Office and Chief HR Officer [***]

Accepting this Offer of Employment:
By accepting and signing NCR's offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company or to any other post-employment restrictive covenants that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.
You further acknowledge that this employment letter, Appendix A and the Non-Competition Agreement and Related Covenants documents reflect the general description of the terms and conditions of your employment with NCR, and is not a contract of employment for any definite duration of time. The employment relationship with NCR is by mutual consent ("Employment at Will"). This means either you or NCR have the right to discontinue the employment relationship with or without cause at any time and for any reason.
I have read the foregoing information relative to NCR's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.
I accept NCR's terms and conditions of employment:
/s/ Daniel W. Campbell
Daniel W. Campbell

January 12, 2018
Date

NON-COMPETITION AGREEMENT AND RELATED COVENANTS
Non-Competition, Non-Solicitation and Non-Recruitment
By accepting this offer of employment, you agree that during your employment with the Company (including its subsidiaries and affiliates) and for a twelve month period after termination of your employment with the Company (or if applicable law mandates a maximum time that is shorter than twelve (12) months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of the Company:
i. Perform services, directly or indirectly that satisfy the following three conditions: (i) of the type conducted, authorized, offered, or provided by you on behalf of the Company within the two years prior to your termination; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for the Company within the last two years of your Company employment; and (iii) on behalf of any named "Competing Organizations" listed below or, as applicable, on the list currently in effect at the time of termination of your employment (available from the Human Resources intranet website or the Law Department);
ii. Perform services, directly or indirectly that satisfy the following four conditions, (i) of the type conducted, authorized, offered, or provided by you on behalf of the Company within the two years prior to your termination; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for the Company within the last two years of your employment preceding your termination; (iii) on behalf of yourself or a person or entity in competition with the Company that is not one of the named "Competing Organizations" listed below or, as applicable, on the list currently in effect at the time of termination of your employment (available from the Human Resources Intranet website or the Law Department); and (iv) anywhere within the United States, or in any State or territory thereof in which the Company does or did business during your employment, all of which States are deemed to be separately set forth here and the names of which are incorporated by reference;
iii. Directly or indirectly recruit, hire, solicit or induce, or attempt to recruit, hire, solicit or induce, any employee of the Company, its subsidiaries or affiliates, to terminate his or her employment with the Company, its subsidiaries or affiliates; or
iv. Solicit or attempt to solicit the business of any Company customers or actively sought prospective customers with which you had material contact during the last two years of your employment. "Material contact" means the contact between you and each customer or actively sought prospective customer (i) with which you dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by you, (iii) about whom you obtained confidential information in the ordinary course of business as a result of your association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted In compensation, commissions, or earnings for you within the two years prior to the date of the your termination.

The covenants outlined above are a material component of the consideration supporting this Agreement and they support the consideration you receive as set forth in your Offer Letter. If you breach any of them, the Company shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief.
Competing Organizations
For purposes of this Agreement, "Competing Organizations" shall be the following as of August 2017. The list of Competing Organizations is updated and revised from time to time, and such updated lists shall be deemed a part of this Agreement; the current list may be obtained from the Law Department or the Human Resources Department upon request, or from the Human Resources Intranet website.

ACI Worldwide	Glory	PCMS
Acuative	GRG Banking Equipment	Pendum (Burroughs)
Agilysys	GRG International	Pinnacle Corp
Aikami	Hisense Intelligent Commercial System	Presidio
Allure Global Solutions	Hitachi	Q2
Altametrics	Hitachi-Omron Terminal Solutions	QSR Automations
Appetize	HotSchedules Inc	Red Prairie Holding (JDA & Escalate)
APTOS	HP Inc.	Retail Pro International
Arinc.	IBM Corp	Revel Systems
Bematech (TOTVS SA)	IER	RTC Quaterion Group
Black Box	Infor	ShopKeep
Burroughs (Pendum)	Ipsoft	SICOM
Bypass Mobile LLC	ITAB Group	SITA
CompuCom	Itasca Retail Information Systems	Sonda
CrunchtIme	Jack Henry & Assoc.	Spartan Computer Services
Cuscapi	Kiosk Info Sys (KIS)	SPSS
Datalogic SpA	Kony Retail Banking	Symphony EYC
Dell, Inc.	Korala Associates Ltd (KAL)	Task Retail Technology
Diebold Nixdorf	Lavu Inc.	TIBCO Loyalty Lab
Diebold UK	LOC Software	Tilister
Dimension Data	Logicalis	Toast, Inc.
ECR Software Corp	Magstar	Toshiba TEC
Elo	Malauzai Software Inc	TOTVS SA (Bematech)
Epicor	Manhattan Associates	Unisys
eRestaurant Systems	M19 Retail	Upserve (Breadcrumb)
FIS	Micros - See Oracle	Vista Retail Support
Fisery	Mobile Travel Technologies	Vsoft Corp
Fourth Ltd	Nautilus Hyosung	Wand
Fujitsu	NSC Group	Wayne Fueling Systems
FuturePOS	OKI (Itautec)	Wescom Resources Group
Getronics	Onepath	Wincor Nixdorf UK
Gilbarco Veeder-Root	Open Table	Xpient
GK Software	Oracle	Zebra Technologies Corp
Global Payments	PAR Technology	Zonal Retail Data

Confidentiality and Non-Disclosure
You agree that during the term of your employment with the Company and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of the Company or as required by applicable law, disclose to others or use, whether directly or indirectly, any "Confidential Information" regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by the Company, including (without limitation):
i.     Any proprietary knowledge, trade secrets, ideas, processes, formulas, algorithms, programs, code, sequences, developments, designs, assays and techniques, data, and client and customer lists and all computer records;
ii. Information regarding plans for research, development, new products, marketing plans, sales plans, business plans, budgets, unpublished financial statements, licenses, prices and costs, suppliers and customers;
iii. Information regarding the skills and compensation of other employees of the Company, its subsidiaries and affiliates; and
iv. The documents and files, whether paper or electronic, containing such Confidential Information.
You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to the Company all documents, computer files, drives, storage devices, disks and other media (and all copies thereof) containing any Confidential Information. You will also ensure that after termination of your employment you retain no Confidential Information in computers or devices belonging to you, and will advise the Company if you do have Confidential Information in such locations. You promise not to destroy or delete any of the Company's Confidential Information, including but not limited to your Company email and electronic files, and you promise not to erase or "wipe" any Company computer or its drives, or any media containing the Company's Confidential Information.
Reasonableness of Restrictive Covenants
You acknowledge and agree that the time, territory and scope of the post- employment restrictive covenants in this letter (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's legitimate business interests. You further acknowledge and agree that you have had a full and fair opportunity to be represented by counsel regarding this offer and to consider the Restrictive Covenants prior to your execution of this Agreement.
You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, other compensation and benefits as described in your Offer Letter, training and development to be made available to you, and all other consideration provided to you under the terms of the Offer Letter.

Dispute Resolution
You agree that, where permitted by local law, any controversy or claim arising out of or related to your employment with the Company, including but not limited to this offer fetter and its appendices and the Restrictive Covenants, and any ancillary agreements with the Company into which you may enter, shall be resolved by binding arbitration. If you are employed in the United States, the arbitration shall be pursuant to the then current rules of the American Arbitration Association in or near the city where you work or worked for the Company. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of your business organization. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; in all other respects, this agreement and its terms shall be governed by the laws of the State of Georgia, without regard to its conflict-of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association or by similar applicable rules for an arbitration held outside the United States. If any portion of this paragraph is held unenforceable, it shall be severed and shall not affect the duty to arbitrate or any other part of this paragraph.
Notwithstanding the preceding paragraphs, you acknowledge that if you breach any of the Restrictive Covenants set forth in this Agreement, the Company will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach any of this Agreement and/or the Restrictive Covenants, the Company may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.
Agreed and Accepted
/s/ Daniel W. Campbell            Date: January 12, 2018
Daniel W. Campbell                Date

Appendix A
NCR Conditions of Employment
The Company requires employment candidates to successfully complete various employment documentation and processes. You assume any and all risks associated with terminating any prior or current employment and making any financial or personal commitments based upon the Company's conditional offer.
This offer of employment is conditioned upon your satisfying and agreeing to the following:
Drug Screening Test
This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions, you are giving the Company permission to release the results to company designated officials.
Background Check Verification
This offer of employment is conditioned upon the completion of a full background check and our satisfaction with the results, in accordance with local privacy laws. The Company, at its discretion may, on its own or through an outside agency, conduct a background check of all the information and documents submitted by you. You expressly consent to such a background check and also agree that if the Company, as a result of such a background check, finds any discrepancy or misrepresentation, then your offer may be rescinded or your employment may be terminated immediately.
You understand and agree that, if required, the Company may provide its customers with verification that you have passed certain background check requirements before you will be permitted to service those accounts.
You also understand that if the Company hires you or contracts for your services, your consent will apply, and the Company may, as allowed by law, obtain additional background reports pertaining to you, without asking for your authorization again, throughout your employment or contract period from an outside agency.
U.S. Employment Eligibility
Pursuant to the terms of the Immigration and Control Act of 1986, the Company can only hire employees if they are legally entitled to work and remain in the United States. Accordingly, the Company will verify your employment eligibility through the 1-9 and E-Verify employment verification processes. If you commence employment with the Company, you understand that you will be required to complete the I-9 employment eligibility verification process within three business days after your start date. Please refer to the 1-9 information sheet in this hire packet for instructions on how to complete this process.
You also understand that the Company participates in the E-Verify program and that the information you provide to us during the 1-9 employment verification process will be compared against information maintained in Department of Homeland Security and Social Security Administration databases. Please refer to the enclosed information regarding E-Verify in this hire packet for additional information, including your rights under the program.

Finally, U.S. export regulations promulgated by the U.S. Departments' of Commerce and State restrict the release of U.S. technology to foreign nationals (persons that are not citizens or permanent residents of the U.S.). Your employment by the Company will be conditional on a determination that your access to the Company's technology will not be prohibited under applicable U.S. export regulations based on your country of citizenship or permanent residency. Please note that any information the Company collects from you for export compliance purposes will not be used for any other purposes.
Employee Privacy Notice and Consent
As a condition of employment you must agree to the enclosed document `Employee Privacy
Notice and Consent'.
Mutual Agreement to Arbitrate all Employment Related Claims
As a condition of employment for any position, you must read, understand and agree to the enclosed document, Mutual Agreement to Arbitrate All Employment Related Claims. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Mutual Agreement to Arbitrate Agreement.
NCR Employment Agreement
As a condition of employment, you must read, understand and agree to the enclosed document: NCR Employment Agreement. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Company's Terms and Conditions of Employment.
Code of Conduct
As part of your orientation to the Company, employees, including senior management, are required to complete the Company's Code of Conduct. This training must be completed within 30 days of your start date. Directions for accessing the training will be provided via email after your start date.
Employees with computer access must complete a 30 minute web-based training and certification module. This module is designed to familiarize you with our global standards of business conduct. While we recognize there are local laws and regulations that must also be followed, it is important that all employees understand and adhere to our global standard of business conduct. For employees who do not have computer access, please obtain a copy of the Company's Code of Conduct and certification form from your manager and it will be returned to the NCR Corporation, Ethics & Compliance Office, 3097 Satellite Blvd, Building 700, Duluth, GA 30096.
Your completion of the Company's Code of Conduct training and/or certification form demonstrates your personal commitment to conducting business legally and ethically.
Agreed and Accepted
/s/ Daniel W. Campbell                Date: January 12, 2018
Daniel W. Campbell                Date

[***executive relocation program summary redacted]